EXHIBIT 99.2
FOR IMMEDIATE RELEASE
ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. BOARD AUTHORIZES
REPURCHASE OF ADDITIONAL SHARES OF COMMON STOCK
DURANGO, Colorado (October 5, 2005) — Rocky Mountain Chocolate Factory, Inc. (Nasdaq/NMS: RMCF) (the “Company”), which franchises gourmet chocolate and confection stores and manufactures an extensive line of premium chocolates and other confectionery products, today announced that its Board of Directors has approved the repurchase of up to $2.0 million of the Company’s outstanding common stock in the open market, or in private transactions, whenever deemed appropriate by management. The timing of any such transactions will depend on a variety of factors, including market conditions, and the program may be suspended or discontinued at any time.
During the past six years the Company has repurchased approximately 2,774,000 shares of its common stock (adjusted for stock splits and stock dividends) under previous repurchase authorizations.
“In light of the fact that the Company generated an after-tax return on beginning shareholders’ equity of more than 28% in Fiscal 2005 and is on track for another record year in Fiscal 2006, we view the repurchase of our common stock as an attractive opportunity for our shareholders,” stated Bryan Merryman, Chief Operating Officer and Chief Financial Officer of Rocky Mountain Chocolate Factory, Inc. “The Company’s operating cash flows and balance sheet remain very strong, as evidenced by the fact that we retired all of our outstanding debt earlier this year and ended our second quarter with approximately $2.2 million of cash in the bank. However, our bank balances are earning interest at a relatively low annual rate, whereas our cash dividend yield on the current stock price approximates 1.8%. Given the potential for continued earnings growth, we believe the recent pullback in our stock price has provided an attractive opportunity for the Company to repurchase additional shares, and our Board has authorized the 6th repurchase program in the past six years.”
Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate and confection stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. As of October 1, 2005, the Company and its franchisees operated 297 stores in 41 states, Canada, Guam and the United Arab Emirates. The Company’s common stock is listed on The NASDAQ National Market under the symbol “RMCF”.
This press release contains forward-looking information that involves risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s products, general economic conditions, consumer trends, costs and availability of raw materials, competition, the effect of government regulations, and other risks. Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.
For Further Information, Contact Bryan J. Merryman COO/CFO (970) 259-0554